Exhibit 28 (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 40 to File No. 33-48220) of our report dated November 28, 2017 on the financial statements and financial highlights of The Gabelli Money Market Funds, included in the September 30, 2017 annual report to shareholders.

                         /s/ Ernst & Young LLP

Philadelphia, Pennsylvania

January 26, 2018